SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

VASCULAR SOLUTIONS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Dear Fellow Shareholder:

          You are cordially invited to attend the 2009 annual meeting of shareholders of Vascular Solutions, Inc., which will be held at the Radisson Hotel & Conference Center, 3131 Campus Drive, Plymouth, Minnesota beginning at 3:30 p.m. on Tuesday, April 21, 2009.

          This booklet contains your official notice of the 2009 annual meeting of shareholders and a proxy statement that includes information about matters to be acted upon at the annual meeting. Officers and directors of Vascular Solutions, Inc. will be at the meeting to review the company’s operations and to answer questions and discuss matters that may properly arise.

          Whether or not you plan to attend the annual meeting, please complete, sign, date and mail the enclosed proxy card promptly. If you attend the annual meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card.

          I sincerely hope that you will be able to attend our annual meeting to review the past year and our future plans.

Sincerely,

Howard C. Root
Chief Executive Officer

March 20, 2009

VASCULAR SOLUTIONS, INC.
6464 Sycamore Court
Minneapolis, Minnesota 55369

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 21, 2009

          The 2009 annual meeting of the shareholders of Vascular Solutions, Inc., a Minnesota corporation, will be held at the Radisson Hotel & Conference Center, 3131 Campus Drive, Plymouth, Minnesota, beginning at 3:30 p.m. on Tuesday, April 21, 2009 for the following purposes:

1.	To elect seven directors to serve on the Board of Directors for a term of one year and until their successors are duly elected and qualified.

2.	To ratify the appointment of Virchow, Krause & Company, LLP as our independent registered public accounting firm for 2009.

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

          The Board of Directors recommends that an affirmative vote be cast in favor of all director nominees and for ratification of the independent registered public accounting firm.

          Only holders of record of common stock at the close of business on February 23, 2009 will be entitled to notice of and to vote at the annual meeting or any adjournment thereof. It is important that your shares of common stock be represented at the annual meeting. You are urged to complete, sign and date the accompanying proxy card, which is solicited by the Board of Directors of Vascular Solutions, and mail it promptly in the enclosed envelope. Your proxy will not be used if you attend the annual meeting and vote in person. If you wish to attend the meeting to vote in person and need directions, please contact Vascular Solutions’ investor relations at 763.656.4300 or investorrelations@vascularsolutions.com.

By Order of the Board of Directors

James Hennen
Secretary

March 20, 2009

IMPORTANT: PLEASE RETURN EACH PROXY CARD SENT TO YOU.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 21, 2009

          The Proxy Statement and Annual Report to Security Holders is available at http://www.vascularsolutions.com.

PROXY STATEMENT

          This proxy statement is provided in connection with the 2009 annual meeting of shareholders of Vascular Solutions, Inc. and any adjournment or postponement of the meeting. The accompanying proxy is solicited by our Board of Directors. This proxy statement and the accompanying form of proxy are first being sent or given to shareholders on or about March 20, 2009.

Record Date; Shareholders Entitled to Vote; Quorum

          Holders of record of the shares of our common stock at the close of business on February 23, 2009, will be entitled to vote on all matters at the annual meeting. Each share of common stock will be entitled to one vote, and there is no cumulative voting. On February 23, 2009, a total of 16,170,444 shares of common stock were outstanding. A majority of the voting power of the outstanding shares of common stock entitled to vote, represented in person or by proxy, will be required to constitute a quorum for the annual meeting.

Voting Your Shares

          Our Board of Directors is soliciting proxies from our shareholders. By completing and returning the accompanying proxy, you will be authorizing Howard Root and James Hennen to vote your shares. If your proxy is properly signed and dated, it will be voted as you direct. If you attend the annual meeting in person, you may vote your shares by completing a ballot at the meeting.

Changing Your Vote by Revoking Your Proxy

          Your proxy may be revoked at any time before it is voted at the annual meeting by giving us notice of revocation, in writing, by execution of a later dated proxy or by attending and voting at the annual meeting.

How Proxies Are Counted

          If you return a signed and dated proxy card but do not indicate how the shares are to be voted, those shares will be voted FOR each of the director nominees and for ratification of the independent registered public accounting firm. Votes cast by proxy or in person at the annual meeting will be tabulated by the election inspectors appointed for the annual meeting.

          Shares voted as abstentions on any matter (or a “withhold vote for” as to directors) will be counted for purposes of determining the presence of a quorum at the annual meeting and treated as unvoted, although present and entitled to vote, for purposes of determining the approval of each matter as to which a shareholder has abstained. If a broker submits a proxy that indicates the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted for purposes of determining the presence of a quorum at the meeting, but will not be considered as present and entitled to vote with respect to such matters.

          Our Board of Directors knows of no other matters to be presented for action at the annual meeting other than those set forth herein. If any other matters properly come before the annual meeting, however, the persons named in the proxy will vote on such other matters and/or for other nominees in accordance with their best judgment. This includes a motion to adjourn or postpone the annual meeting to solicit additional proxies.

Cost of Solicitation

          All expenses in connection with this solicitation will be paid by Vascular Solutions. Our officers, directors and regular employees, who will receive no extra compensation for their services, may solicit proxies by telephone or electronic transmission.

PROPOSAL 1:
ELECTION OF DIRECTORS

          Our Board of Directors currently has seven members, all of whom have been nominated for election to our Board of Directors at the 2009 annual meeting of shareholders to hold office for a term of one year and until their successors are duly elected and qualified (except in the case of earlier death, resignation or removal). In the unlikely event that the nominees are unable to stand for election at the annual meeting, the persons named as proxies will vote for such other persons as the Board of Directors or proxies may designate.

          Information regarding the nominees to the Board of Directors is set forth below.

          John Erb, age 60, has served on our Board of Directors since October 2002. Mr. Erb has over 30 years of experience in the medical device industry. Mr. Erb is currently Chief Executive Officer of Cardia Access, Inc., a medical device company involved in developing new devices for the treatment of heart disease. During 2007, Mr. Erb served as Executive Chairman of the Board of CHF Solutions, Inc., a medical device company involved in the development, manufacturing and distribution of devices to treat congestive heart failure. From 2001 through 2006, Mr. Erb was Chief Executive Officer of CHF Solutions, Inc. From 1997 through 2001, Mr. Erb was President and Chief Executive Officer of IntraTherapeutics, Inc., a medical device company involved in the development, manufacturing and distribution of peripheral vascular stents. IntraTherapeutics was acquired by Sulzer Medica in 2001. Previously, Mr. Erb was Vice President of Worldwide Operations for Schneider Worldwide, a division of Pfizer, Inc. Mr. Erb also serves as a director of SenoRx, Inc., as well as several private companies.

          Michael Kopp, age 52, has served on our Board of Directors since November 2000. Mr. Kopp has over 25 years of experience in the medical device industry. He has been a private investor and industry consultant since September 1999. Mr. Kopp has been a member of the Board of Directors of Spiration, Inc., a privately funded medical device company, since 2000 and currently serves as Chairman of the Board. From April 1995 to August 1999, Mr. Kopp was President and Chief Executive Officer of IsoStent, Inc., a medical device company which was acquired by Johnson and Johnson. From January 1994 to March 1995, Mr. Kopp was President and Chief Executive Officer of Devices for Vascular Intervention, Inc., a medical device company which was acquired by Eli Lilly and Company.

          Richard Nigon, age 61, has served on our Board of Directors since November 2000. Mr. Nigon has held multiple positions at Cedar Point Capital, Inc., a private company that raises capital for early stage companies, most recently serving as the Vice President. From February 2001 until December 2006, Mr. Nigon was a Director of Equity Corporate Finance for Miller Johnson Steichen Kinnard (“MJSK”), a privately held investment firm. In December 2006, MJSK was acquired by Stifel Nicolaus and Mr. Nigon became a Managing Director of Private Placements until May 2007. From February 2000 to February 2001, Mr. Nigon served as the Chief Financial Officer of Dantis, Inc., a web hosting company. Prior to joining Dantis, Mr. Nigon was employed by Ernst & Young, LLP from 1970 to 2000, where he served as partner from 1981 to 2000. While at Ernst & Young, Mr. Nigon served as the Director of Ernst & Young’s Twin Cities Entrepreneurial Services Group and was the coordinating partner on several publicly-traded companies in the consumer retailing and manufacturing industries. Mr. Nigon is also a Director of Virtual Radiologic Corporation.

          Paul O’Connell, age 56, has served on our Board of Directors since January 2002. Mr. O’Connell is currently the President of B. Braun Interventional Systems, Inc., and was previously the Vice President of the Vascular Interventional Products Group of B. Braun Medical, an international medical device company, since July 2001. From 1999 through 2001, Mr. O’Connell provided marketing and technical support consulting services to medical device companies. Mr. O’Connell was the owner of Sablier, a medical device company, from 1998 through 1999 where he developed new technologies for the treatment of thromboembolic diseases and for distal protection during carotid endartorectomy. From 1993 through 1998, Mr. O’Connell was Vice-President and General Manager of the Vena Tech division of B. Braun Medical, a medical device business he originally co-founded in 1988 and sold to B. Braun Medical in 1993.

          Howard Root, age 48, has served as our Chief Executive Officer and a member of our Board of Directors since he co-founded Vascular Solutions in February 1997. From 1990 to 1995, Mr. Root was employed by ATS Medical, Inc., a mechanical heart valve company, most recently as Vice President and General Counsel. Prior to joining ATS Medical, Mr. Root practiced corporate law, specializing in representing emerging growth companies, at the law firm of Dorsey & Whitney LLP for over five years.

          Jorge Saucedo, age 45, has served on our Board of Directors since April 2006. Dr. Saucedo is Professor of Medicine; Vice Chief, Clinical Affairs, Cardiovascular Section, and Director, Cardiac Catheterization Laboratories at the University of Oklahoma Health Sciences Center where he has served since 2002. From 1998 to 2002, Dr. Saucedo was the Assistant Professor of Internal Medicine, and Director, Catheterization Laboratories at the University of Arkansas For Medical Sciences. Dr. Saucedo’s post graduate work includes fellowships in interventional cardiology at Washington Hospital Center in Washington, D.C. and the University of Michigan Hospitals, Ann Arbor as well as a cardiology fellowship at Instituto Nacional de Cardiologia “Ignacio Chávez,” Mexico City, Mexico.

          Charmaine Sutton, age 49, has served on our Board of Directors since July 2007. Ms. Sutton is an expert in regulatory strategies for gaining market authorization of Class II and III devices and diagnostics, and in the development, implementation, troubleshooting and improvement of ISO 13485 and FDA QSR quality systems. Since 1991, Ms. Sutton has been principal consultant and co-founder of The Tamarack Group, an association of consultants assisting developers and manufacturers of medical devices, diagnostics, pharmaceuticals, biologics and combination products with regulatory and quality system activities. Prior to co-founding The Tamarack Group, Ms. Sutton held Director and VP level Engineering, Regulatory, Quality and Clinical positions in start-up companies, and was a research scientist in the laser fusion program at Lawrence Livermore National Laboratory. Currently, Ms. Sutton is an adjunct instructor for the Regulatory Affairs and Services graduate program at St. Cloud State University.

          The Board of Directors has determined that all of the members of the Board are “independent” directors under the current NASDAQ Global Market listing standards, other than Mr. Root who is not independent because he is employed by Vascular Solutions as our Chief Executive Officer, and Ms. Sutton who is not independent because she provides consulting services to Vascular Solutions in regulatory and clinical research areas through The Tamarack Group – MPLS, Inc., of which she is a principal and co-founder.

          In assessing the independence of our directors, our Board of Directors carefully considered all of the transactions, relationships and arrangements between Vascular Solutions and our independent directors or their affiliated companies. This review was based primarily on responses of the directors to questions in a directors’ and officers’ questionnaire regarding employment, business, familial, compensation and other relationships with Vascular Solutions and our management. In assessing director independence this year, the Board of Directors considered our consulting relationship with The Tamarack Group-MPLS, Inc., of which our director, Charmaine Sutton, is co-founder and a principal consultant. More information regarding this relationship is provided below under the heading “Related Person Transaction Policy.” As stated above, our relationship with The Tamarack Group was determined by our Board of Directors to eliminate Ms. Sutton’s ability to remain an independent director. The only other relationship that was considered by the Board this year during this review was our multi-year contract with B. Braun Medical, Inc. for the purchase of D-Stat Dry hemostatic bandages. One of our directors, Mr. Paul O’Connell, is the president of a subsidiary of B. Braun Medical. B. Braun Medical is a large, multinational medical products company with over 29,000 employees worldwide. In fiscal 2008, 2007, and 2006, Vascular Solutions sold $495,000, $489,000, and $518,000 of product to B. Braun Medical. The Board determined that this relationship did not impair Mr. O’Connell’s independence because his indirect interest in this transaction between Vascular Solutions and B. Braun was not material, and the amounts involved were immaterial to Vascular Solutions and the affiliated company when compared to their annual gross revenues. The Board also determined that there was no transaction, relationship or arrangement between Vascular Solutions and our independent directors or the independent directors’ affiliated companies which could influence the director’s impartial judgment as a director of Vascular Solutions.

          OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES.

          In accordance with Minnesota law, the nominees for election as directors at the 2009 annual meeting will be elected by a plurality of the votes cast at the meeting. This means that since shareholders will be electing seven directors, the seven nominees receiving the highest number of votes will be elected. The number of votes withheld from one or more director nominees will have no effect on the election of any director who is among the seven nominees receiving the highest number of votes FOR his/her election. Proxies will be voted FOR the nominees unless otherwise specified.

CORPORATE GOVERNANCE

Meetings Attendance

          Each of our directors is expected to make a reasonable effort to attend all meetings of the Board, applicable committee meetings and our annual meeting of shareholders. All of our directors attended our 2008 annual meeting of shareholders. During 2008, the Board of Directors held seven meetings. During 2008, each current director attended at least 75% of the total number of meetings of the Board of Directors and committees of the Board on which they served.

Committees of the Board of Directors

          The Board of Directors has an Audit Committee and a Compensation Committee, which are described below. Each of the committees has adopted and operates under a written charter. The charters can be found on our website at www.vascularsolutions.com by clicking under “Investor Relations.” The Board of Directors does not have a Nominating Committee or a Nominating Committee charter. The Board believes that the entire Board of Directors should be involved in nominating directors.

          The Board of Directors has an Audit Committee composed of Mr. Erb, Mr. Nigon and Mr. O’Connell, all of whom are “independent” under the current NASDAQ Global Market listing standards and the rules of the Securities and Exchange Commission (the “SEC”). Mr. Nigon currently serves as the Chairman of the Audit Committee. Mr. O’Connell replaced Ms. Sutton on the Audit Committee on July 25, 2008 when the Board of Directors determined Ms. Sutton was no longer an independent director due to our relationship with The Tamarack Group. The Board has identified Mr. Erb and Mr. Nigon as meeting the definition of an “audit committee financial expert” as established by the SEC. The Audit Committee’s responsibilities include facilitating our relationship with our independent registered public accounting firm; reviewing and assessing the performance of our accounting and finance personnel; communicating to our Board of Directors the results of work performed by and issues raised by our independent registered public accounting firm and legal counsel; and evaluating our management of assets and reviewing policies relating to asset management. The Audit Committee held four meetings during 2008.

          The Board of Directors has a Compensation Committee composed of Mr. Kopp, Mr. Saucedo and Mr. O’Connell, all of whom are “independent” under the current NASDAQ Global Market listing standards. Mr. Saucedo was appointed to the Compensation Committee in January 2008. Mr. Kopp currently serves as Chairman of the Compensation Committee. The Compensation Committee is responsible for discharging the responsibilities of the Board of Directors with respect to the compensation of our executive officers. The Compensation Committee sets performance goals and objectives for the Chief Executive Officer and the other executive officers, evaluates their performance with respect to those goals, and sets their compensation based upon the evaluation of their performance. In evaluating executive officer pay, the Compensation Committee considers recommendations from our Director of Human Resources with respect to the goals and compensation of the executive officers. The Compensation Committee assesses the information it receives in accordance with its business judgment. All decisions with respect to executive officer compensation are reviewed by the Board of Directors and approved by the Compensation Committee. The Compensation Committee held two meetings during 2008.

          The Board of Directors is responsible for determining the slate of director nominees for election by shareholders. All director nominees approved by the Board and all individuals appointed to fill vacancies created between our annual meetings of shareholders are required to stand for election by our shareholders at the next annual meeting.

          The Board of Directors determines the required selection criteria and qualifications of director nominees based upon the needs of Vascular Solutions at the time nominees are considered. A candidate must possess the ability to apply good business judgment and must be in a position to properly exercise his or her duties of loyalty and care. Candidates should also exhibit proven leadership capabilities, high integrity and experience with a high level of responsibilities within their chosen fields, and have the ability to quickly grasp complex principles of business, finance, international transactions and medical technologies. In general, candidates will be preferred who hold an established executive level position in the medical field, finance, law, education, research or government. The Board of Directors will consider these criteria for nominees identified by the Board, by shareholders, or through some other source. When current Board members are considered for nomination for re-election, the Board also takes into consideration their prior Board contributions, performance and meeting attendance records.

          The Board of Directors will consider qualified candidates for possible nomination that are recommended by our shareholders. Shareholders wishing to make such a recommendation may do so by sending the following information to the Board of Directors c/o Corporate Secretary, Vascular Solutions, Inc., 6464 Sycamore Court, Minneapolis, MN 55369: (1) name of the candidate and a brief biographical sketch and resume; (2) contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected; and (3) a signed statement as to the submitting shareholder’s current status as a shareholder and the number of shares currently held.

          The Board of Directors conducts a process of making an assessment of each proposed nominee based upon the resume and biographical information, an indication of the individual’s willingness to serve and other information. On the basis of information learned during this process, the Board of Directors determines which nominee(s) to submit for election at the next annual meeting. The Board uses the same process for evaluating all nominees, regardless of the original source of the nomination.

          No candidates for director nominations were recommended to the Board of Directors by any shareholder in connection with the 2009 annual meeting. Any shareholder desiring to recommend a director candidate for consideration by the Board of Directors for our 2010 annual meeting must do so prior to November 20, 2009 in order to provide adequate time to duly consider the nominee.

          We have a formal process for shareholder communications with the Board to ensure that the views of shareholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to shareholders in a timely manner. Shareholders who wish to communicate with the Board of Directors may do so by writing to: Vascular Solutions, Inc., Board of Directors, 6464 Sycamore Court, Minneapolis, MN 55369.

Director Compensation

          To determine how appropriate the current level of compensation for our non-employee directors is, we have historically obtained data from a number of different sources including:

•	publicly available data describing at companies in the Compensation Peer Group (as defined on page 10);

•	survey data collected by our human resources department; and

•	information obtained directly from other companies.

          The Compensation Committee is responsible for making recommendations to the Board of Directors regarding changes to the compensation of non-employee directors, and the Board of Directors approves any changes to non-employee director compensation. The Compensation Committee has not historically engaged in an annual review of non-employee director compensation. In 2007, the Compensation Committee reviewed and recommended a revision to non-employee director compensation for the first time since 2001, primarily as a result of a review of changes in compensation for members of Boards of Directors of public companies since 2001. These changes became effective April 22, 2008, and remain unchanged.

          In 2008, the non-employee directors received an annual retainer of $10,000, were paid $2,000 per board meeting attended in person and $500 for each meeting attended by telephone. The Audit Committee chairman received an additional annual retainer of $5,000, and the other committee members each received an additional annual retainer of $2,000. Each Audit Committee member also received $500 for every committee meeting attended. The Compensation Committee chairman received an additional annual retainer of $3,000, and the other committee members each received an additional annual retainer of $1,000. Each Compensation Committee member received $500 for every committee meeting attended.

          Consistent with previous years, each non-employee director of the Board of Directors received an option to purchase 10,000 shares of our common stock on the date of his or her initial election or re-election to the Board of Directors, with an exercise price equal to the fair market value of our common stock on such date. We also reimbursed directors for out-of-pocket expenses incurred in attending board meetings. We did not engage a compensation consultant to help us determine the new director compensation.

          Directors who are also our employees do not receive cash or equity compensation for services on the Board of Directors in addition to compensation payable for their services as an employee of Vascular Solutions.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Total ($)
John Erb	20,500	29,520	50,020
Michael Kopp	19,750	29,520	49,270
Richard Nigon	22,750	29,520	52,270
Paul O’Connell	17,250	29,520	46,770
Jorge Saucedo	18,250	29,520	47,770
Charmaine Sutton	18,000	37,101	55,101
Robert Paulson (2)	2,000	3,241	5,241

(1)

The amounts in this column are calculated based on FAS 123R and equal the financial statement compensation expense as reported in our 2008 consolidated statement of operations for the fiscal year. The assumptions used to determine this compensation expense can be found in Footnote 2 of our December 31, 2008 consolidated financial statements filed with our 10-K. Each director, other than Mr. Paulson, was granted 10,000 stock options at the annual shareholder meeting held on April 22, 2008. All of these stock options vest over a 12 month period and expire after 10 years. The grant date fair value of the April 2008 option awards was determined to be $28,240 based on a $6.36 per share fair market value on the April 22, 2008 date of the grant. Each director had the following number of stock option awards outstanding at December 31, 2008: John Erb, Michael Kopp and Paul O’Connell each had 50,000 options outstanding; Richard Nigon had 80,000 options outstanding;; Jorge Saucedo had 37,000 options outstanding; and Charmaine Sutton had 20,000 options outstanding. None of our non-employee directors had restricted stock awards outstanding at December 31, 2008.

(2)	Mr. Paulson’s board service ended on April 22, 2008, the date of the 2008 annual meeting of shareholders. At December 31, 2008 Mr. Paulson did not have any options outstanding.

Related Person Transaction Policy

          Our Code of Business Ethics and Conduct (the “Code”) provides that our Compliance Officer and the Chair of our Audit Committee are responsible for monitoring and reviewing all matters involving potential conflicts of interest, including all related person transactions. The Code also provides that the prior approval of our Board of Directors or our Compliance Officer is required with respect to any such conflict of interest or related party transaction. The Board of Directors has designated the Vice President of Finance and Chief Financial Officer as the Compliance Officer to ensure adherence to the Code. While serving in this capacity, the Compliance Officer reports directly to the Board of Directors. James Hennen is currently our Compliance Officer. All directors, officers, and employees are required to read the Code and sign a compliance certificate.

          Under the Code our directors, officers, and employees are required to report, in person or in writing, any conflict of interest or related party transaction to either the Compliance Officer or the Chair of the Audit Committee. Our Compliance Officer is authorized to investigate and determine an appropriate response for all matters arising under the Code including conflicts of interest and related party transactions.

          In addition to the Code, in 2008 we adopted a written policy and procedures regarding transactions with related persons (“Related Party Policy”). The Related Party Policy addresses our policies, procedures, and standards for review or ratification of any transaction with a related party required to be reported in our company’s filings with the SEC (“Covered Transaction”). Pursuant to the Related Party Policy, the members of the Audit Committee are responsible for reviewing and approving Covered Transactions, using such processes and information that they deem reasonable in light of the circumstances to determine if the Covered Transaction is fair and reasonable and on terms no less favorable than could be obtained in a comparable arm’s length transaction with an unrelated party.

          During fiscal 2008, we participated in one related party transaction which is required to be disclosed under the rules of the SEC. On August 26, 2008, we entered into a Consulting Agreement with The Tamarack Group – MPLS, Inc. to assist us with regulatory compliance for our products. Ms. Sutton, a member of our Board of Directors, is the co-founder and a principal consultant for The Tamarack Group. The Consulting Agreement, which is terminable upon 30 days notice, provides for billing at an hourly rate for The Tamarack Group’s principals, associates and administrative personnel, as well as the direct payment by us of certain travel and administrative expenses. In 2008, we paid The Tamarack Group $170,000. Ms. Sutton provides consulting services to several clients in her role as a principal of The Tamarack Group, and is compensated by The Tamarack Group for her services. Ms. Sutton does not receive any direct payments from us as a result the consulting work she does for us.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

          We are committed to attracting, hiring and retaining an experienced management team that can successfully manufacture and sell our existing medical devices and develop new products. The Compensation Committee believes that the most effective compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the company, and which aligns executives’ interests with those of the shareholders by rewarding performance above established goals, with the ultimate objective of improving shareholder value. The Compensation Committee evaluates both performance and compensation to ensure that the company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies. Accordingly, the Compensation Committee believes executive compensation packages provided by the company to its executives should include both cash and stock-based compensation that reward performance as measured against established goals.

Overview of Compensation and Process

          The Compensation Committee has worked with management to design the current executive compensation programs, following the belief that compensation should reflect the value created for the shareholders while furthering the company’s strategic goals. In doing so, the company instituted its compensation programs to achieve the following goals:

•	align the interests of management with those of shareholders;

•	provide fair and competitive compensation;

•	integrate compensation with the company’s business plans;

•	reward both business and individual performance; and

•	attract and retain key executives that are critical to the success of the company.

These objectives emphasize pay for performance by providing an incentive opportunity for at or above average performance. The compensation package for each executive officer is comprised of three elements: (i) base salary which reflects individual performance and is designed primarily to be competitive with salary levels in the industry; (ii) bonus payments contingent upon specific corporate and individual objectives; and (iii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and our shareholders.

          Our Director of Human Resources administers the company’s compensation program for the executive officers named in the Summary Compensation Table in this proxy statement (the “named executive officers”). As such, the Director of Human Resources prepared a report (“Report”), with input from our Chief Executive Officer, which included recommendations for compensation for 2008 for the other named executive officers. The Report was submitted to the Compensation Committee for review and was used by the Compensation Committee to determine base salaries for 2009, determine incentive compensation under the Executive Incentive Compensation Plan, and review previously granted equity awards and recommendations for future awards. The Report included two compensation surveys. The first survey, conducted by our human resources department, contains SEC proxy statement filings of the most comparable publicly held medical device companies (“Compensation Peer Group”). The Report also included a summary of compensation received by certain executive officers in the medical device industry conducted by ORC Worldwide, entitled The SIRS Executive Compensation Survey (“SIRS Report”). We did not benchmark against a specific company in the group described in the SIRS Report. We did not engage an independent compensation consultant in determining recommendations for executive officer compensation.

          In making compensation decisions, the Compensation Committee, at times, compares certain elements of total compensation against other comparable publicly traded companies in the same or related industry, including the companies in the Compensation Peer Group. The Compensation Peer Group, which is annually reviewed and updated by the Compensation Committee, consists of companies against which the Compensation Committee believes we compete for talent and stockholder investment. Such companies may have a similar number of employees, have comparable revenue levels or be headquartered in the State of Minnesota. The companies in the survey that we conducted include:

Abiomed, Inc.	Endologix, Inc.	SenoRx, Inc.
American Medical Systems Holdings, Inc.	ev3 Inc.	The Spectranetics Corporation
Angeion Corporation	Kensy Nash Corporation	Synovis Life Technologies, Inc.
AngioDynamics, Inc	LeMaitre Vascular Inc.	Urologix, Inc.
Atricure, Inc.	Micrus Endovascular Corporation	Vital Images, Inc.
ATS Medical, Inc.	NMT Medical, Inc.	VNUS Medical Technologies, Inc.
Biosphere Medical, Inc.	Rochester Medical Corporation

          The Compensation Committee reviews the compensation paid to executives in the Compensation Peer Group and performance evaluations presented by management in determining the appropriate aggregate and individual compensation levels for the performance year. In conducting its review, the Compensation Committee considers quantitative performance results of the company and the overall need of the organization to attract, retain and motivate the executive team.

          Determining the Chief Executive Officer’s Compensation

          The Compensation Committee approves the Chief Executive Officer’s total compensation package. The Compensation Committee meets in executive session (without the Chief Executive Officer present) to approve the Chief Executive Officer’s base pay, annual incentive compensation and stock-based compensation, and generally base their approval upon:

•	an evaluation of total compensation made to chief executive officers in the Compensation Peer Group;

•	an evaluation of the Chief Executive Officer’s performance for the fiscal year conducted by the Compensation Committee;

•	an evaluation of the proposed total compensation of the Chief Executive Officer in comparison to the other executive officers; and

•	a comparison of the differential of total compensation made to chief executive officers and executive officers in the Compensation Peer Group.

          The evaluation is also based upon the Chief Executive Officer’s success in achieving his performance objectives which include financial, strategic and company culture/leadership goals.

          Determining Compensation for the Named Executive Officers (Other than the Chief Executive Officer)

          The Compensation Committee approves the total compensation (including salary, annual incentive compensation, and stock-based compensation) for our named executive officers (excluding the Chief Executive Officer), based upon:

•	the executive’s scope of responsibilities;

•	market competitive assessment of similar roles within the Compensation Peer Group;

•	internal comparisons to the compensation of other executives, including the Chief Executive Officer;

•	oral evaluations of performance for the fiscal year, as submitted by the Chief Executive Officer; and

•	the Chief Executive Officer’s recommendations for each named executive officer’s base pay, annual incentive compensation and stock-based compensation amounts.

Base Salaries

          In addition to reviewing the salaries paid to executive officers in the Compensation Peer Group, the Compensation Committee analyzes each named executive officer’s individual performance during the prior year, the company’s overall performance during the prior year, and historical compensation levels within the executive officer group in determining base salaries. Salaries are further based on experience level and time in the position, and are intended to be competitive with salaries paid to comparable executives in similar positions at other medical device companies within the Compensation Peer Group. The Compensation Committee believes executive salaries must be sufficient to attract and retain key individuals. The Compensation Committee does not use a set formula in determining base salaries nor does it set salaries based upon a certain percentage or range of salaries as compared to those executives in the Compensation Peer Group. It is our policy not to pay our named executive officers at the highest salary level relative to the officer’s peers but rather to set his or her compensation on the basis of achieving corporate and individual goals, the value of the position within the company, the value that individual brings to the position, and historical compensation levels within our executive officer group.

          For fiscal 2008, the named executive officers generally received base salary increases of approximately 1.9% to 6.5%, consistent with increases provided to other salaried employees of the company. The Compensation Committee approved the following base salaries for each of the named executive officers for the fiscal years ended 2008 and 2007:

Name	2008 Base Salary		2007 Base Salary		Percentage Increase
Howard Root	$330,000		$310,000		6.5%
James Hennen	$200,000		$190,000		5.3%
Deborah Neymark	$215,000	(1)	$210,000		2.4	%(1)
James Quackenbush	$195,000		$190,000		2.6%
Fred Reuning	$165,000		$160,000		3.1%
Brett Demchuk	$163,000		$160,000	(2)	1.9	%(2)

(1)	These numbers are based upon the annualized salary that Ms. Neymark would have received if she had remained an employee through fiscal 2008.

(2)

These numbers are based upon the annualized salary that Mr. Demchuk would have received in 2007 if had had been an employee during the entire fiscal year. Mr. Demchuk’s employment with us began on July 30, 2007.

Incentive Bonus Awards

          The Compensation Committee is responsible for the administration of our Executive Incentive Compensation Plan which was established by the Compensation Committee in 2000 (and revised in 2003). The purpose of the Executive Incentive Compensation Plan is to provide executive officers with the opportunity to earn annual incentive bonus awards which commensurate with the company’s financial performance and the named executive officer’s individual contributions to that performance and which are competitive with companies in the Compensation Peer Group.

          Under the Executive Incentive Compensation Plan, the Chief Executive Officer can earn a bonus of 40% of his base salary and other named executive officers can earn a bonus of 25% of their base salary. The Chief Executive Officer’s bonus is weighted 75% on corporate objectives and 25% on individual objectives, and the other named executive officers’ bonuses are weighted 50% on corporate objectives and 50% on individual objectives.

          At the beginning of each year, certain corporate, department and individual performance goals are set. The corporate objectives are initially proposed by our Chief Executive Officer. The Compensation Committee then reviews, revises and approves the corporate objectives. The individual performance objectives are initially proposed by each named executive officer in consultation with the Chief Executive Officer. The Compensation Committee then reviews, revises and approves the individual performance objectives. The Compensation Committee assigns a performance level for attainment of each corporate and individual objective, as well as a threshold performance level below 100% for any individual or corporate objective, and then determines an appropriate payout percentage for both scenarios. The Compensation Committee may or may not include a performance level above 100% attainment of the corporate or individual objectives, and may also reserve the discretion to subjectively analyze any achievement in excess of an individual or corporate objective. Under the Executive Compensation Plan, there are no guaranteed minimum payouts, which means the minimum level of payout for any objective or all the objectives is zero.

          Each fiscal quarter the Board of Directors reviews the performance of the company against the corporate objectives, and reviews the performance of each named executive officer against their individual objectives. At the end of the fiscal year, the Compensation Committee determines overall individual achievement for each named executive officer by taking the achievement percentage for each individual objective, multiplying the achievement percentage by the weight given to each individual objective, and then totaling the individual percentages to obtain the overall percentage of individual objectives achieved.

          As necessary, the Compensation Committee may modify or re-weigh the corporate objectives and/or individual objectives during the course of the fiscal year to reflect changes in the company’s business plan. The Compensation Committee did not modify or re-weigh the corporate objectives or any individual objectives in 2008. Based upon results achieved, the named executive officers receive bonus awards in accordance with the following standards.

2008 Vascular Solutions Corporate Objectives

The following table outlines the 2008 corporate objectives set under the Executive Compensation Plan as well as the relative weightings assigned to each objective.

Vascular Solutions Corporate Objectives	Weight of Objective
1) Achieve over $62.5 million in net revenue in 2008.	50%
2) Attain 2008 annual net income (excluding any litigation judgment) before taxes of at least $6.0 million.	20%
3) Acceptably resolve the intellectual property issues with VNUS (through winning the lawsuit, settling the lawsuit on acceptable terms or launching a differentiated Wire Fiber product and method) and acceptably resolve the Marine Polymer litigation (through winning or settling the lawsuit on acceptable terms).	10%
4) Launch the Minnie Support Catheters by July 1, 2008 with acceptable clinical results, acceptable quality and net sales of at least $200,000 in 2008.	10%
5) Develop or license two new $1 million products (beyond those scheduled for launch in 2008) to design freeze by December 31, 2008.	10%

For the first objective, we had to obtain 95% of the $62.5 million objective for any payout, and the payout would be 50%, increasing by increments of 10% for every 1% above 95%. In 2008, net revenue for Vascular Solutions was $61.2 million. The Compensation Committee, therefore, determined that Vascular Solutions achieved 70% of the first corporate objective.

For the second objective, we had to obtain net income of at least $4.5 million, and the payout would be 55%, increasing by 3% for every $100,000 above $4.5 million. In 2008, Vascular Solutions realized $5.3 million, excluding litigation and thrombin-related expense, and therefore achieved 76% of the second corporate objective.

In analyzing the third objective, the Compensation Committee determined that Vascular Solutions settled the VNUS litigation on acceptable terms, and also that the favorable verdict in the Marine Polymers case (subject to appeal) constituted victory in accordance with corporate objectives. In light of the foregoing, the Compensation Committee determined that Vascular Solutions achieved 100% of the third corporate objective.

For the fourth objective, the threshold for any payout was launching the Minnie Support Catheter by October 1, 2008, which did not occur. Therefore, the Compensation Committee determined that Vascular Solutions achieved 0% of the fourth corporate objective.

For the last corporate objective, the Compensation Committee noted that two products were licensed, one product was in design freeze and another product was nearing design freeze by December 31, 2008. The determination of overachievement for this factor was subjective. The Compensation Committee determined that Vascular Solutions achieved 150% of this corporate objective.

The following table summarizes the results of Vascular Solutions 2008 corporate objectives and the Compensation Committee’s determination of the achievement of those objectives as described above.

Vascular Solutions Corporate Objectives	Weight of Objective	Achievement of Objective	Total
1) Achieve over $62.5 million in net revenue in 2008.	50%	70%	35%
2) Attain 2008 annual net income (excluding any litigation judgment) of at least $6.0 million.	20%	76%	15.2%
3) Acceptably resolve the intellectual property issues with VNUS (through winning the lawsuit, settling the lawsuit on acceptable terms or launching a differentiated Wire Fiber product and method) and acceptably resolve the Marine Polymer litigation (through winning or settling the lawsuit on acceptable terms).	10%	100%	10%
4) Launch the Minnie-Support Catheters by July 1, 2008 with acceptable clinical results, acceptable quality and net sales of at least $200,000 in 2008.	10%	0%	0%
5) Develop or license two new $1 million products (beyond those scheduled for launch in 2008) to design freeze by December 31, 2008	10%	150%	15%
		Total	75.2%

As reflected in the above table, in 2008 75.2% of the overall corporate objectives were achieved.

2008 Individual Objectives

The 2008 individual objectives set under the Executive Incentive Compensation Plan for each of the named executive officers are summarized below.

Howard Root’s individual objectives were generally based upon the following: retaining and improving senior management; developing and launching new products; meeting certain goals of the 2008 Investor Relations plan; and creating and implementing a strategic plan for Vascular Solutions through 2010. Overall, Mr. Root met 88.0% of his individual objectives.

James Hennen’s individual objectives were generally based upon the following: meeting certain goals of the 2008 Investor Relations plan; in concert with Mr. Quackenbush, developing a materials cost reduction plan; successfully managing the over 60 day outstanding receivables; and successfully managing 2008 operating expenses at or below the 2008 budget. Overall, Mr. Hennen met 77.5% of his individual objectives.

Jim Quackenbush’s individual objectives were generally based upon the following: achieving projected costs of goods sold targets for certain products; maintaining certain on time shipping rates for our product lines with no recalls for production-related issues; completing construction of the new office space acquired by Vascular Solutions on budget by a certain date; in concert with Mr. Hennen, developing a materials cost reduction plan and successfully managing the manufacturing implementation of five new products in 2008 in order to release the products on scheduled launch dates. Overall, Mr. Quackenbush met 70.13% of his individual objectives.

Fred Reuning’s individual objectives were generally based upon the following: developing new marketing plans for our vein products that demonstrate an increase in sales; improving our advanced Vari-Lase training program; assuming responsibility for reimbursement functions, and developing a new product idea and gaining FDA approval by year’s end. Overall, Mr. Reuning met 61.0% of his objectives.

Brett Demchuk’s individual objectives were generally based upon the following: managing product development projects from design freeze to product launch, reducing overdue corrective actions, reducing internal product discrepancies, and improving quality system processes. Overall, Mr. Demchuk met 42.0% of his objectives.

Ms. Neymark’s individual objectives were generally based upon the following preparing, submitting and receiving FDA clearance for U.S. launch for certain products; preparing, submitting and receiving approval of all necessary documentation for CE mark for certain products by certain dates; ensuring regulatory compliance by KEMA; performing regulatory and clinical activities on the surgical use of certain products; and maintaining aggregate clinical and regulatory expenses at a certain set level. Ms. Neymark’s employment terminated in August 2008, and as a result the overall achievement of her objectives was not measured and she did not receive an incentive bonus award.

Bonuses Awarded

          At its December 2008 meeting, the Compensation Committee analyzed the percentages of achievement of the corporate and individual objectives in awarding bonuses under the Executive Compensation Plan subject to the company’s final year-end numbers. The Compensation Committee approved the 2008 bonus awards on January 21, 2009. For fiscal 2008, Mr. Root’s incentive bonus award consisted of $74,448 based on achievement of the corporate objectives and $29,040 based on achievement of his individual objectives. For fiscal 2008, Mr. Hennen’s incentive bonus award consisted of $18,800 based on achievement of the corporate objectives and $19,375 based on achievement of his individual objectives. For fiscal 2008, Mr. Quackenbush’s incentive bonus award consisted of $18,330 based on achievement of the corporate objectives and $17,093 based on achievement of his individual objectives. For fiscal 2008, Mr. Reuning’s incentive bonus award consisted of $15,510 based on the achievement of the corporate objectives and $12,581 based upon achievement of his individual objectives. For fiscal 2008, Mr. Demchuk’s incentive bonus award consisted of $20,375 based on the achievement of the corporate objectives and $8,557 based upon the achievement of his individual objectives. Ms. Neymark’s employment with Vascular Solutions terminated on August 15, 2008, and she did not receive an incentive bonus award. The following table summarizes the total bonus award for each named executive officer in 2008.

Name	Potential Bonus as a Percentage of Base Salary (%)	Corporate Level of Achievement of Objectives in 2008 (%)	Individual Level of Achievement of Objectives in 2008 (%)	Bonus Earned (%)	Bonus Awarded ($)
Howard Root	40.00(1)	75.20	88.00	78.40	103,488
James Hennen	25.00(2)	75.20	77.50	76.36	38,175
James Quackenbush	25.00(2)	75.20	70.13	72.66	35,423
Fred Reuning	25.00(2)	75.20	61.00	68.10	28,091
Brett Demchuk	25.00(2)	75.20	42.00	58.60	23,880
Deborah Neymark	25.00(2)	—	—	—	0

(1)	Weighted 75% in corporate objective and 25% on individual objectives.

(2)	Weighted 50% in corporate objective and 50% on individual objectives.

Long-Term Incentives

          Long-term incentives are provided to the named executive officers through the grant of restricted shares. The general policy of the company is to grant restricted shares to executives at the first Board of Directors meeting of the year. The grants are designed to align the interest of each executive officer with those of our shareholders and provide each executive officer with an incentive to manage our business from the perspective of an owner with an equity stake in the business. In general, we view the grants as incentives for future performance and not as compensation for past accomplishments. While there is no set formula that we use in granting restricted stock shares to executive officers, the Compensation Committee takes into consideration the job responsibilities, experience and contributions of the individual, time in the position, as well as the recommendations of our Chief Executive Officer, in determining the amount (if any) of restricted shares to award to executive officers. The Compensation Committee also considers stock awards made by companies in the Compensation Peer Group and awards made to other executive officers of the company.

          In 2008, the Compensation Committee reviewed and recommended to the Board of Directors for approval the following restricted share awards to the named executive officers. The Board of Directors approved the following restricted share awards as a reflection of each executive’s performance and the impact of the executive’s knowledge, skills and abilities to meet the corporation’s milestones for the year ended December 31, 2008:

Names	2008 Restricted Stock Award
Howard Root	25,000
James Hennen	10,000
Deborah Neymark	7,500
James Quackenbush	10,000
Fred Reuning	7,500
Brett Demchuk	2,500

          The restricted stock award vests 50% at the two-year anniversary of the date of the grant, 25% at the third-year anniversary of the date of the grant, and 25% at the fourth-year anniversary of the date of the grant. The restricted stock award is further conditioned on continued employment with Vascular Solutions. In the event that an executive officer’s employment is terminated for any reason (other than change of control), including death or disability, prior to vesting, all of the executive officer’s rights to all of the unvested shares shall be immediately and irrevocably forfeited.

Payment of Each Element of Compensation

          In 2008, the Compensation Committee chose to pay each element of compensation in order to attract and retain the necessary executive talent, reward annual performance and provide incentive for the named executive officer’s balanced focus on long-term strategic goals as well as short-term performance goals. As discussed above and in the tables and notes that follow, the amount of each element of compensation is determined by or under the direction of the Compensation Committee, which uses the following factors to determine the amount of salary and other benefits to pay each named executive officer:

•	the executive’s performance against corporate objectives from the previous year;

•	the executive’s performance against individual objectives from the previous year;

•	the executive’s performance of general management responsibilities; and

•	the executive’s contribution as a member of the executive management team.

These elements fit into our overall compensation objectives by helping to secure the future potential of our operations, facilitating our entry into new markets, providing proper compliance and regulatory guidance, and helping to create a cohesive management team.

          There is no pre-established formula or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, in general, our policy for allocating between long-term and currently-paid compensation is to ensure adequate base compensation to attract and retain executive officers, while providing incentives to maximize long-term value for the company and our shareholders. We provide cash compensation in the form of base salary to meet competitive salary norms and require good performance, and cash compensation in the form of bonus compensation to reward superior performance against specific short-term goals.

Payments upon Change of Control

          Named executive officers are eligible for change of control payments under two separate compensation arrangements. First, upon becoming an executive officer, employees sign an employment agreement that provides for certain benefits if an executive officer’s employment is terminated within 12 months following a change in control unless such termination was by us for cause, by the officer other than for “good reason,” or because of the officer’s disability or death. The Compensation Committee believes these benefits will eliminate or reduce any reluctance our executive officers may have to pursuing potential change of control transactions that may be in the best interest of shareholders. These employment agreements with executives provide for a “double trigger”, which means that there must be a change of control and either the termination of the employee or the employee’s departure after a certain set of criteria defined as “good cause” have occurred before the executive officer is entitled to any payment under the agreement. The Compensation Committee believes this prevents unnecessary payments to executive officers during a friendly (non-hostile) takeover where the executive’s employment is not terminated or if the employee voluntarily leaves without “good cause” as defined in the employment agreement.

          Second, the Restricted Stock Award Agreements that employees receive in connection with any restricted stock award contains a change of control provision that modifies the vesting schedule in the award such that all unvested shares vest upon a “change in control” as defined in the agreements. These agreements provide for a “single trigger”, which means that a change of control alone triggers the vesting of any unvested restricted stock. The Compensation Committee believes that a “single trigger” is warranted because it removes certain restrictions on selling shares of stock already granted to the employees upon the occurrence of a change of control. This “single trigger” does not impact the number of shares an employee has the ability to vote upon a change of control so long as he or she remains an employee because employees are granted voting rights in 100% of the shares underlying a grant of restricted stock on the grant date.

Compliance with Internal Revenue Code Section 162(m)

          As a result of Section 162(m) of the Internal Revenue Code of 1986, as amended, we will not be allowed a federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1 million per officer in any one year. This limitation will apply to all compensation paid to the covered executive officers which is not considered to be performance-based. Compensation which does qualify as performance-based compensation will not have to be taken into account for purposes of this limitation. The Committee believes that options and restricted stock awards granted under our Stock Option and Stock Award Plan will meet the requirements for qualifying as performance-based.

          Section 162(m) did not affect the deductibility of compensation paid to our named executive officers in 2008 and is not anticipated to materially affect the deductibility of such compensation expected to be paid. The Compensation Committee will continue to monitor this matter and may propose additional changes to the executive compensation program if the Compensation Committee determines it to be warranted and in line with our compensation objectives.

Compensation Committee Report

          The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

          Compensation Committee of the Board of Directors:

Michael Kopp, Chairman
Paul O’Connell
Jorge Saucedo

Summary Compensation Table

          The following table shows compensation for the last three fiscal years for the individuals who served as Chief Executive Officer and Chief Financial Officer during 2008 and each of the other three most highly compensated executive officers who were serving as executive officers at the end of 2008. In addition, the table includes Ms. Neymark, who would have been one of our five most highly compensated executive officers except that she was no longer an executive officer as of December 31, 2008.

Name and Principal Position	Year	Salary($)	Stock Awards ($)(1)		Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)		Total ($)
Howard Root	2008	330,000	192,327		48,918		103,488	―		674,733
Chief Executive Officer	2007	310,000	131,101		80,246		96,255	―		617,602
	2006	290,000	25,574		137,512		94,250	―		547,336
James Hennen	2008	200,000	79,499		7,167		38,175	2,403		327,244
Vice President of Finance, Chief Financial Officer and Secretary	2007	190,000	51,536		12,056		38,891	1,957		294,440
	2006	170,000	20,460		21,470		38,250	1,880		252,060
Deborah Neymark	2008	136,423	59,959	(5)	14,335	(5)	—	105,168	(4)	212,666
Former Vice President of Regulatory Affairs, Clinical Research & Reimbursement(4)	2007	210,000	40,586		24,112		41,869	2,625		319,192
	2006	200,000	10,230		42,072		35,875	2,308		290,485
James Quackenbush	2008	195,000	64,132		10,752		35,423	2,437		307,744
Vice President of Manufacturing	2007	190,000	40,586		18,086		40,612	2,192		291,476
	2006	185,000	10,230		31,557		38,445	2,113		267,345
Fred Reuning	2008	165,000	48,415		17,152		28,091	1,654		260,312
Former Vice President of Vein Business (6)	2007	160,000	32,374		24,672		24,000	1,675		242,721
	2006	145,000	2,557		42,240		31,492	1,812		223,101
Brett Demchuk	2008	163,000	15,559		—		23,880	2,037		204,476
Vice President of Quality(7)	2007	67,692	2,267		—		14,913	615		85,487
	2006	—	—				—	—		—

(1)

The amounts included under the Stock Awards and Option Awards columns reflect the dollar amount recognized for financial statement reporting purposes (using FAS 123R) in fiscal 2006, 2007 and 2008. A discussion of the assumptions made in the valuation of our stock options, restricted stock awards and the forfeitures is located in footnote 2, “Summary of Significant Accounting Policies” and footnote 8, “Stock Options and Restricted Shares” and are incorporated herein by reference.

(2)	Represents bonuses earned under our Executive Incentive Compensation Plan as described under Incentive Bonus Award in the Compensation Discussion and Analysis.

(3)	Unless otherwise specified, amounts shown for each executive officer include the matching contributions made to the 401(k) savings plan on behalf of the executive officer.

(4)

Effective August 15, 2008, Ms. Neymark’s employment terminated, but pursuant to a Separation Agreement she received the following payments: (a) an amount equivalent to her base salary through December 31, 2008 as payment for consulting services, (b) health insurance premiums through August 31, 2008 as well as the amounts due under COBRA through December 31, 2008, and (c) payment for unused vacation time. The payments she received for consulting services in 2008 totaled $81,038. The COBRA payments made on her behalf totaled $4,373. Ms. Neymark received payments totaling $17,808 for her unused vacation time. Finally, during 2008, matching contributions in the amount of $1,949 were made to her 401(k) savings plan.

(5)

Upon the termination of Ms. Neymark’s employment, 22,500 unvested shares of restricted stock and 2,500 unvested stock options were immediately cancelled. Ms. Neymark also did not exercise 17,500 options which expired 90 days after the termination of her employment. Thus, Ms. Neymark forfeited a total of 22,500 shares of restricted stock and 20,000 options to purchase shares of stock.

(6)	Mr. Reuning’s resigned from Vascular Solution, Inc., effective February 20, 2009.

(7)	Mr. Demchuk’s employment with Vascular Solutions, Inc. began on July 30, 2007

Grants of Plan-Based Awards

          The following table summarizes the 2008 grants of equity and non-equity plan-based awards to the executive officers named in the Summary Compensation Table.

	Grant Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock and Option Awards($) (4)
Name		Threshold($)	Target($)	Maximum($)
Howard Root	―	―	―	132,000	―	―
	2/01/08	―	―	―	25,000	135,675
James Hennen	―	―	―	50,000	―	―
	2/01/08	―	―	―	10,000	54,270
Deborah Neymark	―	―	―	―	―	―
	2/01/08	―	―	―	7,500	40,703
James Quackenbush	―	―	―	48,750	―	―
	2/01/08	―	―	―	10,000	54,270
Fred Reuning	―	―	―	41,250	―	―
	2/01/08	―	―	―	7,500	40,703
Brett Demchuk	―	―	―	40,750	―	―
	2/01/08	―	―	―	2,500	13,568

(1)	The grant date of all equity awards is the date on which the Board of Directors or Compensation Committee approved the award.

(2)

Under the Executive Incentive Compensation Plan, named executive officers are eligible for a bonus determined based upon a percentage of their base salary. All named executive officers except for the Chief Executive Officer are eligible for a bonus up to 25% of his or her base salary. The Chief Executive Officer is eligible for a bonus up to 40% of his base salary. The maximum column represents the full 25% and 40% of base salary, respectively. The Compensation Committee does not assign an overall minimum threshold or target that a named executive officer must achieve in order to receive any payout at all. Instead, the percentage of achievement for each individual goal is added to create an overall percentage of individual objectives achieved. A similar calculation is done for the corporate objectives. Then, the Chief Executive Officer’s bonus is weighted 75% on corporate objectives and 25% on individual objectives, and the other named executive officers’ bonuses are weighted 50% on corporate objectives and 50% on individual objectives. Under the Executive Compensation Plan, there are no guaranteed minimum payouts. In other words, the minimum level of payout or the threshold level is zero. In certain instances, the Executive Compensation Plan allows for payment of awards in excess of the target. The bonuses are reviewed and approved by the Compensation Committee. The actual awards made to the executive officers are reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation table and are discussed further above under the heading “Compensation Discussion and Analysis.”

(3)

Represents restricted stock awarded under the Stock Option and Stock Award Plan. Each restricted stock award vests 50% at the two-year anniversary of the date of the grant, 25% at the third-year anniversary of the date of the grant, and 25% at the fourth-year anniversary of the date of grant. The restricted stock award is further conditioned on continued employment with Vascular Solutions. In the event that an executive officer’s employment is terminated for any reason (other than change of control), including death or disability, prior to vesting, all of the executive officer’s rights to all of the unvested shares shall be immediately and irrevocably forfeited. Holders of restricted stock have the right to receive dividends on the shares of restricted stock held by them.

(4)

The amounts included under this column reflect the dollar amount recognized for financial statement reporting purposes (using FAS 123R) in fiscal 2006, 2007 and 2008. A discussion of the assumptions made in the valuation of our stock options, restricted stock awards and the forfeitures is located in footnote 2, “Summary of Significant Accounting Policies” and footnote 8, “Stock Options and Restricted Shares” and are incorporated herein by reference.

Outstanding Equity Awards At Fiscal Year-End

The following table summarizes the unexercised stock options and unvested restricted stock held at the end of fiscal year 2008 by the executive officers named in the Summary Compensation Table.

	Option Awards						Stock Award
Name	Option Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date		Number of Shares or Units of Stock That Have Not Vested(#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Howard Root	12/22/1999		150,000	―	6.00	12/22/2009
	1/22/2001		25,000	―	7.31	1/22/2011
	10/19/2001		25,000	―	2.51	10/19/2011
	2/18/2003		50,000	―	0.84	2/18/2013
	1/27/2004		50,000	―	6.74	1/27/2014
	1/28/2005	(3)	72,000	3,000	9.46	1/28/2015
							1/25/2006	(2)	12,500	112,750
							1/26/2007	(2)	35,000	315,700
							2/01/2008	(2)	25,000	225,500

James Hennen	4/16/2002		4,000	―	2.37	4/16/2012
	7/16/2002		6,000	―	1.45	7/16/2012
	2/18/2003		10,000	―	0.84	2/18/2013
	1/27/2004		10,000	―	6.74	1/27/2014
	1/28/2005	(3)	9,600	400	9.46	1/28/2015
							1/25/2006	(2)	10,000	90,200
							1/26/2007	(2)	10,000	90,200
							2/01/2008	(2)	10,000	90,200

Deborah Neymark(4)	―		―	―	―	―	―		―	―

James	10/19/2001		5,000	―	2.51	10/19/2011
Quackenbush	2/18/2003		50,000	―	0.84	2/18/2013
	2/18/2003		15,000	―	0.84	2/18/2013
	1/27/2004		15,000	―	6.74	1/27/2014
	1/28/2005	(3)	14,400	600	9.46	1/28/2015
							1/25/2006	(2)	5,000	45,100
							1/26/2007	(2)	10,000	90,200
							2/01/2008	(2)	10,000	90,200

Fred Reuning	7/1/2005	(3)	16,800	3,200	11.62	7/2/2015
							1/25/2006	(2)	1,250	11,275
							1/26/2007	(2)	10,000	90,200
							2/01/2008	(2)	7,500	67,650

Brett Demchuk	―		―	―	―	―	10/19/2007	(2)	5,000	45,100
							2/01/2008	(2)	2,500	22,550

(1)

“Market Value” has been determined based on the last sale price of our common stock ($9.02) as reported on the NASDAQ Global Market on December 31, 2008, the last business day of the year, multiplied by the number of shares that have not vested.

(2)

Each restricted stock award vests 50% at the two-year anniversary of the date of grant, 25% at the third-year anniversary of the date of the grant, and 25% at the fourth-year anniversary of the date of grant.

(3)	The options vest with respect to 26% of the shares granted on the first anniversary of the date of grant and in 2% monthly increments thereafter.

(4)

As reported above, upon the termination of Ms. Neymark’s employment, 22,500 unvested shares of restricted stock and 2,500 unvested stock options were immediately cancelled. Ms. Neymark also did not exercise 17,500 options which expired 90 days after the termination of her employment.

Option Exercises and Stock Vested

The following table summarizes information with respect to stock option awards exercised and shares of restricted stock that vested during fiscal 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting($)(2)
Howard Root	50,000	$178,500	12,500	71,000
James Hennen	—	—	10,000	56,800
Deborah Neymark	72,500	$421,617	5,000	28,400
James Quackenbush	—	—	5,000	28,400
Fred Reuning	—	—	1,250	7,100
Brett Demchuk	—	—	—

(1)	Value determined by subtracting the exercise price per share from the market value per share of our common stock on the date of exercise.

(2)	Value determined by multiplying the number of restricted shares vested by the fair market value of our common stock on the date of vesting.

Employment Agreements, Separation Agreements, Termination and Potential Change in Control Payments

          We have entered into employment agreements with each of the named executive officers. The employment agreements provide for employment “at will” which may be terminated by either party for any reason upon ten business days’ prior written notice. The base salary and bonus for each of the named executive officers are determined by the Compensation Committee of our Board of Directors. During the term of his or her employment agreement and for a period of one year after its termination, each named executive officer is prohibited from competing with us in any entity whose business is directly competitive with our business.

          The employment agreements provide for the payment of certain benefits to the named executive officers if their employment terminates following a “change in control.” The agreements provide for benefits if an officer’s employment is terminated within 12 months following a change in control unless such termination was by us for cause, by the officer other than for “good reason,” or because of the officer’s disability or death. “Good reason” is defined as the termination of employment as a result of either a diminution in the officer’s responsibilities, a reduction in salary or benefits, or a relocation of our office of more than 50 miles. A “change in control” is generally defined as an acquisition of more than 50% of our outstanding common stock by any person or group, the merger, sale or dissolution of Vascular Solutions or the replacement of a majority of our Board of Directors with directors not recommended by the existing Board of Directors. The agreements provide for lump sum payments or payments periodically in accordance with our normal payroll practices in effect from time-to-time following termination in amounts equal to 12 times the officer’s monthly base salary.

          We also may grant our named executive officers options to purchase stock or shares of restricted stock pursuant to the Vascular Solutions, Inc. Stock Option and Stock Award Plan. Pursuant to the Restricted Stock Award Agreement used for restricted stock grants and the Incentive Stock Option Agreement used for stock option awards, all options or shares granted will vest upon a “change in control”, which has a definition similar to the definition in the employment agreement above, with an additional criteria that the majority of the existing members of the Board of Directors may make the determination that a change of control has occurred in their discretion.

          Pursuant to our Executive Incentive Compensation Plan, a plan participant whose employment has terminated and is not an active employee on the date an annual bonus is paid will not receive that bonus. The plan makes an exception for participants who, as a direct result of retirement, extended disability, or death will be eligible to receive a prorated bonus award directly or through a beneficiary, as applicable. The prorated bonus is determined by multiplying the annual bonus award which would have been earned in a full year by the fraction of the number of days of service during the year. We are unable to estimate what, if any, payments may be made pursuant to this provision of the Executive Incentive Compensation Plan.

          On August 15, 2008, we entered into a Separation Agreement and General Release (“Separation Agreement”) with Deborah Neymark, the former Vice President of Regulatory Affairs, Clinical Research & Reimbursement and a named executive officer. The Separation Agreement provided Ms. Neymark with consulting fees in exchange for her services as a consultant. Specifically, Ms. Neymark received the following payments: (a) an amount equivalent to her base salary through December 31, 2008 as payment for consulting services, (b) health insurance premiums through August 31, 2008 as well as the amounts due under COBRA through December 31, 2008, and (c) payment for unused vacation time. The payments she received for consulting services in 2008 totaled $81,038. The COBRA payments made on her behalf totaled $4,373. Ms. Neymark received payments totaling $17,808 for her unused vacation time. The provision by Ms. Neymark of transition services was a prerequisite for payments under the Separation Agreement. Pursuant to the Separation Agreement, Ms. Neymark agreed to keep sensitive information about the company confidential and agreed to comply with all post-termination provisions of her Employment Agreement, dated April 13, 2004, particularly the non-competition provisions therein. The duration of the non-competition obligations in Ms. Neymark’s 2004 Employment Agreement is one year from the termination of employment.

          The following table shows the potential payments upon certain termination events, retirement, death or a “change of control” of the company on December 31, 2008 for each of our named executive officers.

Name	Type of Payment	Payments Upon Voluntary Termination, Retirement, For Cause Termination, or Death on 12/31/08 ($)	Any Change of Control on 12/31/08 ($)	Termination by the Company without Cause or Voluntary Termination by the Employee for Good Reason after a Change-in-Control on 12/31/08 ($)
Howard Root
	Cash Compensation (1)	―	―	330,000
	Stock Options (2)	―	―	―
	Restricted Stock Awards (3)	―	653,950	653,950
	Accrued Benefits (4)	31,731	—	31,731
	Total	31,731	653,950	1,015,681

James Hennen
	Cash Compensation (1)	―	―	200,000
	Stock Options (2)	―	―	―
	Restricted Stock Awards (3)	―	270,600	270,600
	Accrued Benefits (4)	15,351	—	15,351
	Total	15,351	270,600	485,951

Deborah Neymark (5)
	Cash Compensation (1)	―	―	―
	Stock Options (2)	―	―	―
	Restricted Stock Awards (3)	―	―	―
	Accrued Benefits (4)	―	―	―
	Total	―	―	―

James Quackenbush
	Cash Compensation (1)	―	―	195,000
	Stock Options (2)	―	―	―
	Restricted Stock Awards (3)	―	225,500	225,500
	Accrued Benefits (4)	17,827	—	17,827
	Total	17,827	225,500	438,327

Fred Reuning
	Cash Compensation (1)	―	―	165,000
	Stock Options (2)	―	―	―
	Restricted Stock Awards (3)	―	169,125	169,125
	Accrued Benefits (4)	2,880	—	2,880
	Total	2,880	169,125	337,005

Brett Demchuk
	Cash Compensation (1)	―	―	163,000
	Stock Options (2)	―	―	―
	Restricted Stock Awards (3)	―	67,650	67,650
	Accrued Benefits (4)	5,089	—	5,089
	Total	5,089	67,650	235,739

(1)	Payment based on fiscal year 2008 salary.

(2)	No amounts were determined for stock options as in all instances the exercise price of the unvested options was greater than the current fair market value ($9.02) of the stock at December 31, 2008.

(3)

The valuation of these restricted stock awards was calculated by multiplying the number of restricted stock awards available by the fair market value of the stock at December 31, 2008 ($9.02). In this event, the vesting period for the awards was accelerated.

(4)

The accrued vacation amount was determined by taking the executive officer’s yearly base salary and dividing that amount by 2,080 hours using a standard 40 hour per week work year. This hourly salary rate was then multiplied by the hours of vacation the executive officers’ had available to them at December 31, 2008.

(5)	Ms, Neymark’s employment with Vascular Solutions terminated effective August 15, 2008, and the Company had no additional monetary obligations as of 12/31/2008.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Such executive officers, directors and greater than 10% beneficial owners are required by the regulations of the SEC to furnish us with copies of all Section 16(a) reports they file.

          Based solely on a review of the copies of such reports furnished to us and written representations from the executive officers and directors, we believe with one exception that all Section 16(a) filing requirements applicable to our executive officers and directors and greater than 10% beneficial owners have been timely met. During 2008, Ms. Deborah Neymark, then an executive officer, failed to file on a timely basis one Form 4 describing one transaction.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth certain information with respect to the beneficial ownership of our common stock as of February 23, 2009 by each person, or group of affiliated persons, who is known by us to own beneficially more than 5% of our common stock, each of our directors and nominees for director, each of our executive officers named in the Summary Compensation Table above and all of our directors and executive officers as a group.

          Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock under options held by that person that are currently exercisable or exercisable within 60 days of February 23, 2009 are considered outstanding. These shares, however, are not considered outstanding when computing the percentage ownership of each other person. The number of shares subject to options that each beneficial owner has the right to acquire within 60 days of February 23, 2008 is also listed separately under the column entitled “Number of Shares Underlying Options Beneficially Owned.”

          Except as indicated in the footnotes to this table, each shareholder named in the table has sole voting and investment power for the shares shown as beneficially owned by them, and such shares are not subject to any pledge. Percentage of ownership is based on 16,170,444 shares of common stock outstanding on February 23, 2009.

Security Ownership of Certain Beneficial Owners and Management

Name	Number of Shares Beneficially Owned	Percent of Shares Outstanding
Entities affiliated with Stephens, Inc. (1)	2,132,954	13.2%
Howard Root(2)	762,774	4.7%
James Quackenbush(3)	136,355	*
Deborah Neymark	45,000	*
Richard Nigon (4)	95,500	*
James Hennen(5)	70,000	*
John Erb(6)	52,000	*
Paul O’Connell(6)	52,000	*
Michael Kopp(6)	50,000	*
Fred Reuning(7)	42,326	*
Jorge Saucedo(8)	40,000	*
Brett Demchuk	18,499	*
Charmaine Sutton (9)	27,362	*
All directors and executive officers as a group (14 persons)(10)	1,489,208	9.2%

*Less than 1%

(1)

1,610,034 of the shares are held by Stephens Vascular Preferred, LLC and 522,920 of the shares are held by Stephens Vascular Options, LLC. The address is 111 Center Street, Suite 2500, Little Rock, AR 72201. Stephens Vascular Preferred, LLC and Stephens Vascular Options, LLC are affiliates of Stephens Inc. and have contributed their shares of our common stock to a voting trust pursuant to which the trustee of the trust has sole voting power. The voting trust is required to vote such shares “for” or “against” proposals submitted to our shareholders in the same proportion as votes cast “for” and “against” those proposals by all other shareholders, excluding abstentions. The voting trust agreement also imposes substantial limitations on the sale or other disposition of the shares subject to the voting trust. The voting trust agreement expires in June 2010 or such earlier time as Stephens Inc. ceases to be a market maker of our common stock. The name and address of the trustee of the voting trust agreement are: Steve Patterson, 349 Colony Drive, Naples, Florida 34108.

(2)	Includes 375,000 shares which are not outstanding, but may be acquired within 60 days through the exercise of a stock option.

(3)	Includes 100,000 shares which are not outstanding, but may be acquired within 60 days through the exercise of a stock option.

(4)

Includes 80,000 shares which are not outstanding, but may be acquired within 60 days through the exercise of a stock option. Includes 500 shares held by Mr. Nigon’s wife. Mr. Nigon disclaims beneficial ownership of the shares held in the name of his wife.

(5)	Includes 40,000 shares which are not outstanding, but may be acquired within 60 days through the exercise of a stock option.

(6)	Includes 50,000 shares which are not outstanding, but may be acquired within 60 days through the exercise of a stock option.

(7)	Includes 20,000 shares which are not outstanding, but may be acquired within 60 days through the exercise of a stock option.

(8)	Includes 37,000 shares which are not outstanding, but may be acquired within 60 days through the exercise of a stock option.

(9)

Includes 20,000 shares which are not outstanding, but may be acquired within 60 days through the exercise of a stock option. Includes 2,362 shares held by Ms. Sutton’s husband. Ms. Sutton disclaims beneficial ownership of the shares held in the name of her husband.

(10)	Includes 861,000 shares which are not outstanding, but may be acquired within 60 days through the exercise of a stock option.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

          The Audit Committee of our Board of Directors is composed of the following non-employee directors: Mr. Erb, Mr. Nigon and Mr. O’Connell. Mr. Nigon currently serves as the Chairman of the Audit Committee. All of the members of the Audit Committee are independent for purposes of the NASDAQ Global Market listing requirements and the rules of the SEC. The Audit Committee recommends to the Board of Directors, and submits for shareholder ratification, the appointment of our independent registered public accounting firm.

          Management is responsible for our internal controls and the financial reporting process. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and issuing a report on our financial statements. The Audit Committee’s responsibility is to monitor and oversee these processes.

          In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and our independent registered public accounting firm. The Audit Committee discussed with our independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

          Our independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accounting firm the firm’s independence.

          Based upon the Audit Committee’s discussions with management and the independent registered public accounting firm and the Audit Committee’s review of the representation of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the SEC.

Members of the Audit Committee:

Richard Nigon, Chairman
John Erb
Paul O’Connell

PROPOSAL 2:
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          While we are not required to do so, we are submitting the appointment of Virchow, Krause & Company, LLP (“Virchow Krause”) as our independent registered public accounting firm for our fiscal year ending December 31, 2008 for ratification in order to ascertain the views of our shareholders on this appointment. If the appointment is not ratified by the shareholders, the Audit Committee will reconsider its selection. It is not, however, obligated to appoint another independent registered public accounting firm.

          Representatives of Virchow Krause are expected to be present at the annual meeting of shareholders and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

          OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF VIRCHOW KRAUSE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

          The affirmative vote of a majority of the shares of our common stock present and entitled to vote at the 2009 annual meeting of shareholders is necessary to ratify the appointment of Virchow Krause. Proxies will be voted FOR ratifying the appointment unless otherwise specified.

ADDITONAL INFORMATION ABOUT OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Audit Fees

          Fees billed or expected to be billed to us for audit services by Virchow Krause for the audit of our annual financial statements and for reviews of our financial statements included in our quarterly reports on Form 10-Q for the fiscal years ended December 31, 2008 and 2007 were $158,065 and $150,300, respectively.

Audit-Related Fees

          No fees were billed or are expected to be billed to us by Virchow Krause for audit-related services provided during the fiscal years ended December 31, 2008 and 2007.

Tax Fees

          No fees were billed or are expected to be billed to us by Virchow Krause for tax compliance, tax advice and tax planning for the fiscal years ended December 31, 2008 or 2007.

All Other Fees

          No fees were billed or are expected to be billed to us by Virchow Krause for other services not included above during the fiscal years ended December 31, 2008 or 2007.

Pre-Approval Policies and Procedures

          The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax, and other services performed by our independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee has delegated to the Chair of the Audit Committee authority to approve permitted service, provided that the Chair reports any decisions to the Audit Committee at its next scheduled meeting. All of the services performed by our independent registered public accounting firm during 2008 and 2007 were pre-approved by the Audit Committee.

OTHER MATTERS

          As of this date, the Board of Directors does not know of any business to be brought before the annual meeting of shareholders other than as specified above. However, if any matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their judgment on such matters.

PROPOSALS FOR THE NEXT ANNUAL MEETING

          Any shareholder proposals to be considered for inclusion in our proxy material for the 2010 annual meeting of shareholders must be received at our principal executive office at 6464 Sycamore Court, Minneapolis, Minnesota 55369, no later than November 20, 2009. In connection with any matter to be proposed by a shareholder at the 2010 annual meeting, but not proposed for inclusion in our proxy material, the proxy holders designated by us for that meeting may exercise their discretionary voting authority with respect to that shareholder proposal if appropriate notice of that proposal is not received by us at our principal executive office by February 3, 2010.

By Order of the Board of Directors

James Hennen
Secretary

Dated: March 20, 2009

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, April 21, 2009

3:30 p.m.

Radisson Hotel & Conference Center

3131 Campus Drive

Plymouth, MN 55441

Vascular Solutions, Inc. 6464 Sycamore Court Minneapolis, MN 55369	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 21, 2009.

The shares of stock you hold will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint Howard Root and James Hennen, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

\/ Please detach here \/

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Election of directors:	01	John Erb	04	Paul O’Connell	07	Charmaine Sutton	☐	Vote FOR	☐	Vote WITHHELD
		02	Michael Kopp	05	Howard Root				all nominees		from all nominees
		03	Richard Nigon	06	Jorge Saucedo				(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Proposal to ratify the selection of Virchow, Krause & Company, LLP as independent auditor of the Company for the year ending December 31, 2009.	☐	For	☐	Against	☐	Abstain

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.